Exhibit 10.18

www.meetiqm.com

EMPLOYEE STOCK OPTION PLAN

The shareholders of IQM Finland Oy (business ID 2912625-6) (“the Company”) have at the Extraordinary General Meeting held on 13 July 2022 resolved to implement an Employee Stock Option Plan (“ESOP”) directed at the Company’s and its subsidiaries’ (the “Group”) Key Personnel and authorised the Board of Directors of the Company to determine the terms of the ESOP. This document defines the terms and conditions of the ESOP as resolved upon by the Board of Directors of the Company.

1	THE PURPOSE OF THE ESOP

1.1	Purpose

With the ESOP, the Company encourages its key personnel to work long-term to increase shareholder value and strives to strengthen their commitment to the company by providing a competitive incentive scheme. Under the ESOP, the Company may grant to directors, advisors, and employees (“Key Person”) the right to subscribe for Stock Options, which the Key Person may exercise to subscribe new series A shares in the Company (“Shares”).

1.2	Number of Stock Options

The Board of Directors of Company is entitled to grant new Stock Options, and to reallocate any previously issued Stock Options that have been subsequently redeemed by the Company, each of which shall entitle to subscribe for one (1) new Share (“Stock Option”), and the Stock Options therefore entitle their holders to subscribe for a maximum of 66 000 new Shares in total. Upon grant, the Company will register the corresponding option rights with the Finnish Patent and Registration Office.

2	PERSONS AUTHORIZED TO SUBSCRIBE STOCK OPTIONS

2.1	Distribution of Stock Options

The Board of Directors shall resolve on the distribution of Stock Options to Key Persons employed or recruited by or otherwise rendering services to the Company. The Board of Directors shall also resolve on the redistribution of the Stock Options that have not been subscribed for or have subsequently been returned to or redeemed by the Company or on the issue of new Stock Options replacing any lapsed Stock Options returned to or redeemed by the Company provided that the maximum number of new Shares that can be subscribed for by exercising the Stock Options pursuant to Section 1.2 is not exceeded.

2.2	Weighty Financial Reason

There are weighty financial reasons within the meaning of Chapter 10, Section 1, Subsection 1 of the Limited Liability Companies Act for the establishment of the ESOP and the granting of Stock Options thereunder, as the Company needs the ESOP to commit to the Group the Key Persons who are essential to the Group’s long-term success.

www.meetiqm.com

2.3	Non-compensation

Unless otherwise stated, Stock Options are not part of the employment or service contract of any Key Person and are not considered salary or fringe benefits. The Key Persons do not have the right to receive any compensation in connection with the Stock Options during or after the end of their employment or service relationship with the Group. The Key Persons are themselves personally responsible for all taxes and tax consequences associated with the subscription, acquisition or exercise of the Stock Options. The Company is entitled to withhold any taxes and social contributions on behalf of the Key Person in relation to the Stock Options as required by applicable laws and regulations.

2.4	Non-transferability

Unless otherwise approved by the Board of Directors, the Stock Options are personal and not transferable and may not be pledged or made subject to similar encumbrances or rights of third parties. However, the vested Stock Options and the rights and responsibilities they carry may transfer to the estate of the Key Person (Fi. kuolinpesä), provided that the Company (or another party designated by the Board of Directors) shall have the right, within sixty (60) days from the death of a Key Person, to redeem all or part of the Stock Options held by such deceased Key Person from his or her estate at fair market value, which shall be the value of the Shares the vested Stock Options entitle to subscribe for as determined by the post-money valuation of the last financing round of the Company or, in the case of a more recent valuation of the Shares carried out by an independent third party, such more recent valuation (“Fair Market Value”) less the Strike Price (as defined below). The Board of Directors shall in good faith determine the purchase price payment schedule of such Stock Options, taking into account the Company’s solvency situation. The estate may not transfer the Stock Options or carry out any other comparable action, such as short selling of the Stock Options. In case of an unauthorized transfer, attempt to transfer, or a comparable action, the Company is entitled to redeem the Stock Options of the respective Key Person according to Section 5.7.

2.5	Employee Stock Option Agreement

Key Persons to whom the right to subscribe for Stock Options is granted shall subscribe for the respective Stock Options by executing with the Company an Employee Stock Option Agreement, in a form approved by the Board of Directors, specifying the number of Stock Options issued and other terms applicable to the respective Key Person, and the Subscription and Exercise List in accordance with Section 0. Any subscription of Stock Options under the ESOP shall be conditional on the Key Person to whom the Stock Options are granted having executed such Employee Stock Option Agreement.

Page 2, Total 14

www.meetiqm.com

3	SUBSCRIPTION AND PRICES

3.1	Subscription free of charge

The subscription of the Stock Options is free of charge unless the Board of Directors decides otherwise.

3.2	Subscription Period

The subscription period for the Stock Options opens on 13 July 2022, ending 13 July 2032 (“Subscription Period”). The Board of Directors may issue Stock Options in stages during the Subscription Period. The Board of Directors may resolve on the Key Persons authorized to subscribe for Stock Options, the number of Stock Options granted, and the Strike Price of the Stock Options. Unless otherwise decided by the Board of Directors, the Board of Directors grants Stock Options in accordance with the table included in Schedule 3.2 - Options Allocation. The Board of Directors may revise the table in question where necessary.

3.3	Subscription List

Key Person wishing to subscribe for Stock Options shall record their name and the number of Stock Options to be subscribed for on the subscription list (“Subscription List”) (Attachment 1) held at the Company’s office during the Subscription Period, or otherwise provided to the Key Person.

4	EXERCISING OF STOCK OPTIONS TO SUBSCRIBE FOR SHARES

4.1	Stock Option Exercise Period

The right to exercise Stock Options to subscribe for Shares begins, with respect to each Stock Option, in accordance with the vesting schedule in Section 5.2. The first Stock Options may be exercised no earlier than 13 July 2026 and the Stock Options shall be exercised at latest by 13 July 2036 (“Exercise Period”).

4.2	Accelerated Exercise Period in case of IPO or Trade Sale or Asset Deal and Co-Sale Obligation

(a)	The Board of Directors may resolve to accelerate the Exercise Period (“Accelerated Exercise Period”) if

(i)	the shares in the Company are listed a recognized stock exchange or other trading facility (including, for clarity, multilateral trading facilities, reverse mergers or SPAC IPO) (“IPO”); or

(ii)

the Company’s shareholders sell, exchange or otherwise dispose of (in one or several connected transactions) more than 50% of the shares and votes in the Company, or the Company merges, reorganizes its operations or is otherwise subject to a similar transaction subsequent to which the shareholders of the Company at such time will, as a result of such transaction, possess less than 50% of the shares and votes in the Company (“Trade Sale”); or

Page 3, Total 14

www.meetiqm.com

(iii)	the Company sells, exchanges, or exclusively licenses (in one or several connected transactions) more than 50% of the Company’s assets for cash or other consideration (“Asset Sale”).

(b)	In all cases under (i-iii) the, the Board of Directors may, in its discretion, allow the Key Persons holding Stock Options to exercise the Stock Options at a moment and in a way that

(i)	does not jeopardize the relevant measure (a)(i-iiii); and

(ii)	in case of Asset Sale, the Key Persons have the opportunity to participate in a potential dividend paid out by the Company.

(c)

In the case of a Trade Sale, holders of Stock Options shall, if so decided by the Board of Directors, be obligated to irrevocably agree to transfer all of their unexercised Stock Options to the purchaser of the shares and votes in the Company on the same or in all material respects corresponding terms and conditions than in the Trade Sale. Unless otherwise agreed, the purchase price for each Stock Option shall be the purchase price per Share offered in such Trade Sale less the Strike Price (as defined in Section 4.3).

4.3	Strike Price

(a)	The Strike Price is the price which the Key Persons must pay to the Company when exercising the Stock Options to subscribe for Shares.

(b)

The Strike Price shall be determined by the Board of Directors with respect to each grant of Stock Options, and shall be set to be incentivizing for the Key Person taking into account the Company’s then-current fair market valuation per Share at the time of subscription of the Stock Options, as determined by the Board of Directors, but in any case at least EUR 410.94, or corresponding to the price per Share indicated by the post-money valuation of the last qualified 5% of outstanding shares financing round not older than two years. The Board of Directors marks the Strike Price in the Stock Option Subscription List.

(c)

The Company’s share capital shall not be increased as a result of the subscriptions of the Shares on the basis of the Stock Options, but the entire Subscription Price shall be booked in the Company’s fund of invested unrestricted equity (in Finnish: sijoitetun vapaan oman pääoman rahasto).

4.4	Registration and payment of shares

The Company shall maintain the Subscription List and an exercise list (“Exercise List”) as of the commencement of the Exercise Period of the Stock Options until the end of the Exercise Period, or until all the Key Persons have exercised all subscribed Stock Options or any non-exercised Stock Options have been redeemed by, returned to the Company or otherwise lapsed. Key Persons exercising Stock Options must

Page 4, Total 14

www.meetiqm.com

(i)	notify the Board of Directors of their intent to exercise the Stock Options;

(ii)	register their name and the number of Shares to be subscribed for in the Exercise List; and

(iii)	pay the Strike Price to the Company’s account and present a receipt for the Strike Price payment to the Board of Directors.

4.5	Additional conditions to subscription of Shares

The subscription for Shares by exercising the Stock Options by a Key Person shall always be subject to the Key Person acceding to the then-applicable Company’s Shareholders’ Agreement and the Minority Shareholders’ Vote Pooling Agreement. The Board of Directors may, in the Employee Stock Option Agreement or otherwise, impose additional conditions on the subscription for Shares. The Key Persons must meet these conditions before exercising of the right to subscribe for Shares. Any additional conditions to the subscription of Shares shall be communicated to the Key Person as soon as reasonably possible.

4.6	A-shares only

The Stock Options may only be used to subscribe for series A shares in the Company.

4.7	No certificates

The Company shall not provide a separate certificate for Stock Options or Shares unless otherwise resolved by the Board of Directors.

4.8	No obligation to exercise

The Key Person has no obligation to exercise Stock Options to subscribe for Shares. If the Key Person does not exercise Stock Options to subscribe for Shares during the Exercise Period, the unexercised Stock Options shall expire and lapse automatically at the end of the Exercise Period.

4.9	Stock Option Buyback

The Board of Directors may at any time during the Exercise Period offer to buy back to the Company any vested or unvested Stock Options held by the Key Person (“Buyback”). Unless otherwise agreed, the Buyback price shall be equal to the Company’s thencurrent fair market valuation of the Shares as described in Section 4.3(c), to which the Stock Options entitle, less the assigned Strike Price.

4.10	Redemption of Stock Options in case of IPO

(a)

In case of an IPO described in Section 4.2, the Board of Directors may resolve on the redemption by the Company (or a party appointed by the Board of Directors) of the Stock Options held by the Key Persons for a price equal to the IPO valuation of the Shares to which the Stock Options entitle less the assigned Strike Price (“IPO Redemption”).

Page 5, Total 14

www.meetiqm.com

(b)

Upon such IPO Redemption, Key Person may be obligated to reinvest the net/after tax proceeds of the IPO Redemption into shares of the Company issued in connection with the IPO, to the extent and for a period as may be determined by the Board of Directors. Such shares shall be considered equal to Shares subscribed for by exercising Stock Options, and the Key Persons shall, if and to the extent required by any applicable listing rules or similar requirements of any recognized investment exchange or requested by the managing underwriter, not transfer and shall retain such number of such shares for a period after the IPO as is required by the aforesaid rules, requirements or requests, whichever is longer, in each case with a view to ensuring the success of the IPO.

(c)

For clarity, the Board of Directors may, at its discretion, also resolve that the Stock Options and this ESOP be kept in place in connection with an IPO and that any necessary amendments to this ESOP and/or Employee Stock Option Agreement are made, including but not limited to the series of shares the Stock Options shall entitle the Key Persons to subscribe for following an IPO, as well as to adjust the number of shares each Stock Option entitles to subscribe for following an IPO to reflect any share split or similar reorganization of the Company’s share capital.

5	VESTING OF THE STOCK OPTIONS

5.1	Goal of the vesting arrangement

The monthly vesting of the Stock Options serves to incentivize the Key Persons to remain employed or in service with the Company. The Key Persons’ respective Stock Options become exercisable over time, as only vested Stock Options may be exercised to subscribe for Shares. The Company has no need to provide incentives to Key Persons who leave the Company. For this reason, the Company may redeem Stock Options of leaving Key Persons or such Stock Options may be deemed forfeited in accordance with the terms of Section 5.7.

5.2	Vesting schedule

(a)	The Stock Options shall initially be unvested. The Stock Options shall vest over four (4) years, according to the following schedule:

(b)	on the first (1st) anniversary of the Key Person’s subscription for the Stock Options (“Cliff Date”), 1/4ths of the Stock Options subject to vesting shall become vested; and

(c)

on the last day of each calendar month following the Cliff Date, an amount of unvested Stock Options equal to 1/48ths of the total Stock Options subject to vesting shall become vested until all unvested Stock Options have become vested; and

(d)	the Stock Options shall have become fully vested three (3) full years after the Cliff Date.

Page 6, Total 14

www.meetiqm.com

5.3	No fractions

No fractional Stock Option may vest. In case of a fractional Stock Option becoming vested, the amount of Stock Options to become vested shall be rounded up to the nearest whole number of Stock Options.

5.4	Service requirement

The vesting of the Stock Options is tied to the employment or service of the Key Person as an employee, advisor, director, Member of the Board, or similar, with the Group. Stock Options shall cease to vest on the date when the employment or service relationship of the Key Person ends.

5.5	Accelerated vesting in case of IPO, Trade Sale or Asset Sale

The Board of Directors may, at its discretion, resolve on the immediate vesting in full of any and all unvested Stock Options held by the Key Person in connection with an Accelerated Exercise Period according to Section 4.2.5.6 Good Leaver / Intermediate Leaver / Bad Leaver

(a)

The Key Person shall be deemed a “Good Leaver” if the employment or service relationship of the Key Person is terminated (irrespective of any applicable notice period) by (A) any party due to the Key Person’s death, statutory retirement or permanent incapacity to work, or (B) by the Company

(i)	on grounds not relating to the Key Person (i.e., e.g. due to economic reasons); or

(ii)	in breach of applicable Laws.

(b)

The Key Person shall be deemed an “Intermediate Leaver” if the employment or service relationship is terminated by the Key Person, provided that there are no grounds relating to the Key Person that would entitle the Company to terminate such employment or service relationship.

(c)	In all other events of termination of the employment or service relationship of the Key Person, the Key Person shall be deemed a “Bad Leaver”, unless otherwise resolved by the Board of Directors.

5.7	Redemption and Forfeiture of Stock Options

If the employment or service relationship with the Group of the Key Person terminates (regardless of whether the Key Person is deemed a Good Leaver, Intermediate Leaver or a Bad Leaver), the Company shall have the right but no obligation to redeem Stock Options held by the parting Key Person, and the Stock Options shall be subject to forfeiture in accordance with Sections 5.7 to 5.10 (it being understood, for the avoidance of doubt, that vested Stock Options of a Good Leaver will be exempted from the redemption according to Section 5.8). Unvested Stock Options shall be deemed automatically forfeited by the parting Key Person and returned to the Company by the end of the calendar month following the termination event. Unless otherwise resolved by the Board of Directors, the parting Key Person shall not be entitled to compensation for the redemption and/or forfeiture of their Stock Options under these Sections 5.7-5.10.

Page 7, Total 14

www.meetiqm.com

5.8	Good Leaver

In case of a Good Leaver, the parting Key Person is, subject to Section 4.5, still entitled to exercise their vested Stock Options during the Exercise Period (it being understood that any unvested Stock Options shall be deemed automatically forfeited by the parting Key Person and returned to the Company as set out in Section 5.7 above).

5.9	Intermediate Leaver

In case of an Intermediate Leaver, the parting Key Person is, subject to Section 4.5, still entitled to exercise 50% of their vested Stock Options during the Exercise Period (it being understood that the remaining 50% of the vested Stock Options as well as any unvested Stock Options shall be deemed automatically forfeited by the parting Key Person and returned to the Company as set out in Section 5.7 above).

5.10	Bad Leaver

In case of a Bad Leaver, all Stock Options of the parting Key Person shall immediately be deemed automatically forfeited and returned to the Company in accordance with Section 5.7, without any compensation being payable to the departing Key Person.

5.11	Exemption to vesting

The Board of Directors of the Company may grant an exception to the vesting terms herein to the Key Person at issuance of or subscription for the Stock Options, or later.

6	STATUS OF STOCK OPTIONS IN CERTAIN SITUATIONS

6.1	No right in additional share issues or to distributions

The Stock Options do not entitle the Key Person to subscribe for shares in share issues by the Company, nor do they grant any rights with respect to the issuances of other options or special rights by the Company, or the distributing of the Company’s assets in the manner referred to in Chapter 13, Section 1, Subsection 1 of the Limited Liability Companies Act (624/2006) or acquiring the rights under Chapter 10 of the Limited Liability Companies Act.

6.2	Mergers, demergers and change of domicile

In the case of a merger into another company or demerger of the Company or a change of domicile set out in Section 17a of the Limited Liability Companies Act, the Key Person shall be given the right to exercise all their Stock Options within a period of time determined by the Board of Directors after the Company resolves on a merger or demerger or change of domicile. After the expiry of such period, no subscription right shall exist, and the Stock Options shall expire and lapse without any consideration being payable to the Key Persons. Alternatively, the Board of Directors can give a Stock Option holder the right to convert the Stock Options into stock options issued by the other company, in the manner determined in the draft terms of merger, demerger or change of

Page 8, Total 14

www.meetiqm.com

domicile, or in the manner otherwise determined by the Board of Directors, or the right to sell Stock Options prior to the merger or demerger or change of domicile. The Board of Directors shall decide upon the impact of a partial demerger on the Stock Options. Stock Options not converted or sold shall expire and lapse upon the completion of the merger or demerger or change of domicile.

6.3	Mandatory redemption of minority shares

Should a redemption right and obligation in relation to all of the Company’s shares, as referred to in Chapter 18 Section 1 of the Limited Liability Companies Act, arise to any of the shareholders, before the end of the Share subscription period, on the basis that a shareholder possesses over 90% of the shares and the votes in the Company, the Stock Option holders shall be given a possibility to exercise the Stock Options to subscribe for Shares, within a period of time determined by the Board of Directors (after the expiry of which no subscription right shall exist, and the Stock Options shall expire and lapse without any consideration being payable to the Key Persons), or the Stock Option holders shall have an equal obligation to that of shareholders to assign their Stock Options to the redeemer, as determined by the Board of Directors.

6.4	Distribution of dividends or funds

If the Company distributes dividends or funds from the unrestricted equity fund or reduces its share capital by distributing the share capital to the shareholders, the Strike Price shall be reduced and/or the number of Stock Options issued to a Key Person shall be increased in a manner that the value of a Stock Option before distribution is equal to the value after distribution.

6.5	Acquisition or redemption of the Company’s own shares

Acquisition or redemption of the Company’s own shares or acquisition of stock options or other special rights entitling to shares shall have no impact on the position of the Stock Option holder. Should the Company, however, resolve to acquire or redeem its own shares from all shareholders, the Stock Option holders shall be made an equivalent offer.

6.6	Stock Split

Any affected figures and terms in these terms and conditions shall be appropriately adjusted to reflect any stock split or combination, or a reclassification of shares in the Company, affecting the shares of the Company occurring after the date the Key Person has subscribed for the Stock Options, and the Board of Directors shall be entitled to resolve on such changes to these terms and conditions.

6.7	Liquidation of the Company

If the Company is put into liquidation before the Key Person has exercised the Stock Options to subscribe for Shares, the Key Person shall be given an opportunity to exercise the Stock Options to subscribe for Shares before the beginning of the liquidation proceedings, within a period of time determined by the Board of Directors.

Page 9, Total 14

www.meetiqm.com

7	OTHER MATTERS

7.1	Applicable law and dispute resolution

(a)

This ESOP and the Employee Stock Option Agreement shall be governed by and construed in accordance with the laws of Finland, excluding its choice of law provisions. If any provision of this ESOP or the Employee Stock Option Agreement is determined by a court of law to be invalid or unenforceable, then such provision will be enforced to the maximum extent possible, and the other provisions will remain fully effective and enforceable.

Page 10, Total 14

www.meetiqm.com

(b)

Any dispute, controversy or claim arising out of or relating to this ESOP or the Employee Stock Option Agreement shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be one (1). The seat of arbitration shall be Helsinki, Finland. The language to be used in the arbitral proceedings shall be English.

7.2	Amendments

The Board of Directors shall be entitled to enter into the Employee Stock Option Agreements, to resolve upon amendments, derogations and specifications to these terms and conditions, in Employee Stock Option Agreements or otherwise, which are not considered substantial derogations from the key terms of this ESOP, in particular to account for any jurisdictional requirements pertaining to Key Persons residing outside of Finland, and all other matters related to the ESOP, and it may also give stipulations binding on the Stock Option holders.

7.3	Approval of Share subscriptions

The Board of Directors shall be entitled to approve the exercise of the Stock Options and the Share subscriptions made thereunder.

7.4	Redemption clause

All the shares of the Company, including Shares subscribed for by exercising the Stock Options, are subject to a redemption clause under the Company’s Articles of Association.

Page 11, Total 14

www.meetiqm.com

ATTACHMENT 1 – STOCK OPTION SUBSCRIPTION LIST

Page 12, Total 14